Exhibit 4.30(a) (Description of PG&E Corporation’s Securities – Common Stock)

DESCRIPTION OF PG&E CORPORATION’S SECURITIES REGISTERED UNDER SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
Description of Common Stock

The following description of PG&E Corporation’s common stock (the “Common Stock”) is only a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to applicable law, our Amended and Restated Articles of Incorporation effective as of June 21, 2019 (the “Articles of Incorporation”) and our Bylaws amended as of April 10, 2019 (the “Bylaws”), each of which is filed as an exhibit to this Annual Report on Form 10-K and is incorporated by reference herein. We encourage you to read the Articles of Incorporation and the Bylaws for additional information.

In this section, references to “we,” “our,” “ours” and “us” refer only to PG&E Corporation and not to any of its direct or indirect subsidiaries or affiliates except as expressly provided.

General

Our Articles of Incorporation authorize the issuance of 800,000,000 shares of Common Stock and 85,000,000 shares of preferred stock. As of December 31, 2019, there were approximately 529,229,517 shares of our Common Stock, no par value, outstanding and no shares of preferred stock outstanding. All outstanding shares of our Common Stock are fully paid and nonassessable.

We may issue our Common Stock from time to time upon such terms and for such consideration as may be determined by our Board of Directors. Such further issuances, up to the aggregate amounts authorized by our Articles of Incorporation, will not require approval by our shareholders. We may also issue Common Stock from time to time under dividend reinvestment and employee benefit plans.

Voting Rights

Except as otherwise provided by law, holders of our Common Stock have voting rights on the basis of one vote per share on each matter submitted to a vote at a meeting of shareholders, subject to any class or series voting rights of holders of our preferred stock. Our shareholders may not cumulate votes in elections of directors. As a result, the holders of our Common Stock and (if issued) preferred stock entitled to exercise more than 50% of the voting rights in an election of directors can elect all of the directors to be elected if they choose to do so. In such event, the holders of the remaining Common Stock and preferred stock voting for the election of directors will not be able to elect any persons to the Board of Directors.

Dividend Rights

Holders of our Common Stock, subject to any prior rights or preferences of preferred stock outstanding, have equal rights to receive dividends if and when declared by our Board of Directors out of funds legally available therefor.

Liquidation Rights

In the event of our liquidation, dissolution or winding up and after payment of all prior claims, holders of our Common Stock would be entitled to receive any of our remaining assets, subject to any preferential rights of holders of outstanding shares of preferred stock.

Conversion, Redemption and Preemptive Rights

Holders of our Common Stock have no preemptive rights to subscribe for additional shares of Common Stock or any of our other securities, nor do holders of our Common Stock have any redemption or conversion rights.

Listing

Our Common Stock is listed on the New York Stock Exchange under the symbol “PCG.”

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Wells Fargo Shareowner Services, a division of Wells Fargo Bank, N.A.

Limitations on Rights of Holders of Common Stock - Preferred Stock

The rights of holders of Common Stock may be materially limited or qualified by the rights of holders of preferred stock that we may issue in the future. Set forth below is a description of PG&E Corporation’s authority to issue preferred stock and the possible terms of that stock.

Our Board of Directors is authorized, pursuant to our Articles of Incorporation, to issue up to 85,000,000 shares of preferred stock in one or more series and to fix and determine the number of shares of preferred stock of any series, to determine the designation of any such series, to increase or decrease the number of shares of any such series subsequent to the issue of shares of that series, and to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any such series.

Prior to the issuance of shares of each series of our preferred stock, our Board of Directors is required to adopt resolutions and file a certificate of determination with the Secretary of State of the State of California. The certificate of determination will fix for each series the designation and number of shares and the rights, preferences, privileges and restrictions of the shares including, but not limited to, the following:

•the title and stated value of the preferred stock;

•voting rights, if any, of the preferred stock;

•any rights and terms of redemption (including sinking fund provisions);

•the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation applicable to the preferred stock;

•whether dividends are cumulative or non-cumulative and, if cumulative, the date from which dividends on the preferred stock will accumulate;

•the relative ranking and preferences of the preferred stock as to dividend rights and rights upon the liquidation, dissolution or winding up of our affairs;

•the terms and conditions, if applicable, upon which the preferred stock will be convertible into our Common Stock, including the conversion price (or manner of calculation) and conversion period;

•the provision for redemption, if applicable, of the preferred stock;

•the provisions for a sinking fund, if any, for the preferred stock;

•liquidation preferences;

•any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the class or series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and

•any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

All shares of preferred stock will, when issued, be fully paid and nonassessable and will not have any preemptive or similar rights.

In addition to the terms listed above, we will set forth in a prospectus supplement the following terms relating to the class or series of preferred stock being offered:

•the number of shares of preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

•the procedures for any auction and remarketing, if any, for the preferred stock;

•any listing of the preferred stock on any securities exchange; and

•a discussion of any material and/or special United States federal income tax considerations applicable to the preferred stock.

Until our Board of Directors determines the rights of the holders of a series of preferred stock, we cannot predict the effect of the issuance of any shares of such series of preferred stock upon the rights of holders of our Common Stock. However, the effect could include one or more of the following:

•restricting dividends on our Common Stock;

•diluting the voting power of our Common Stock;

•impairing the liquidation rights of our Common Stock; or

•delaying or preventing a change in control of us without further action by our shareholders.

Our preferred stock, if issued, would rank, with respect to dividends and upon our liquidation, dissolution or winding up:

•senior to all classes or series of our Common Stock and to all of our equity securities ranking junior to the preferred stock;

•on a parity with all of our equity securities the terms of which specifically provide that the equity securities rank on a parity with the preferred stock; and

•junior to all of our equity securities the terms of which specifically provide that the equity securities rank senior to the preferred stock.

Holding Company Structure

PG&E Corporation conducts its operations primarily through its subsidiaries and substantially all of its consolidated assets are held by its subsidiaries, including Pacific Gas and Electric Company (the “Utility”). Accordingly, PG&E Corporation’s cash flow and its ability to meet its obligations are largely dependent upon the earnings of its subsidiaries and the distribution or other payment of these earnings to PG&E Corporation in the form of dividends or loans or advances and repayment of loans and advances. PG&E Corporation’s subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts or make any funds available for payment pursuant to PG&E Corporation’s obligations.

Because PG&E Corporation is a holding company, its obligations will be structurally subordinated to all existing and future liabilities of its subsidiaries, including all debt securities and issued and outstanding preferred stock of the Utility (see Exhibit 4.33(b) for a description of such preferred stock). Furthermore, the rights of PG&E Corporation to participate in the assets of any subsidiary upon the liquidation or reorganization of the subsidiary will be subject to the prior claims of such subsidiary’s creditors, including any holders of preferred stock of such subsidiary. To the extent that PG&E Corporation is itself a creditor with recognized claims against any of its subsidiaries, its claims would still be effectively subordinated to any security interest in, or mortgages or other liens on, the assets of the subsidiary and would be subordinated to any indebtedness or other liabilities of the subsidiary that are senior to the claims held by PG&E Corporation.